Exhibit 4.3

THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT is made on May 24, 2010 (this “Agreement”), by and between Bison Capital Equity Partners II-A, L.P., a Delaware limited partnership, and Bison Capital Equity Partners II-B, L.P., a Delaware limited partnership (collectively, “Purchaser”), on the one hand, and The Center for Wound Healing, Inc., a Nevada corporation (the “Company”), on the other hand.  Any capitalized term used but not otherwise defined herein shall have the same meaning as set forth in the Securities Purchase Agreement dated as of March 31, 2008 by and between Purchaser and the Company, as amended by the First Amendment to Securities Purchase Agreement dated as of April 16, 2009 and the Second Amendment to Securities Purchase Agreement dated February 12, 2010 (as otherwise amended, the “Securities Purchase Agreement”).

1.           Consolidated Adjusted EBITDA for the fiscal year ending June 30, 2008 (for purposes of determining Base Multiple and consequently the Put Price) shall be adjusted to account for (a) the difference between net accounts receivables (gross accounts receivables net of the applicable allowance for bad debts) as of June 30, 2008 that are related to revenue recognized during the fiscal year ending June 30, 2008 (“FY08 Net AR”) and the known or estimated collection of FY08 Net AR, and (b) any positive expenses accrued or recognized after June 30, 2008 that relate to the fiscal year ending June 30, 2008.  At each fiscal quarter end beginning with June 30, 2010, the Company will certify to Purchaser whether any adjustments to Consolidated Adjusted EBITDA need to be made in order to comply with the immediately foregoing sentence.  The parties acknowledge and agree that the Consolidated Adjusted EBITDA for the fiscal year ending June 30, 2008 that the parties agree to or as calculated pursuant to the Securities Purchase Agreement (a) does not reflect GAAP and (b) is not the Company’s earnings as reported in accordance with GAAP, but rather, the Consolidated Adjusted EBITDA for the fiscal year ending June 30, 2008 is a contractually negotiated financial metric that the parties are using solely as between themselves merely for purposes of determining the Company’s performance.

2.           This Agreement amends the Securities Purchase Agreement and all references to the Securities Purchase Agreement shall be deemed to incorporate this Agreement.  All other terms and conditions of the Transaction Documents shall remain in full force and effect and shall not be affected by this Agreement.

3.           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears hereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

4.           Sections 14.5, 14.6, 14.7 and 14.8 of the Securities Purchase Agreement are hereby incorporated by reference and made a part of this Agreement mutatis mutandis, except that the references therein to “this Agreement” shall include this Agreement.

5.           The Company confirms and agrees that this Agreement shall constitute a Transaction Document under the Securities Purchase Agreement.  Accordingly, it shall be an Event of Default under the Securities Purchase Agreement if any representation or warranty made or deemed made by the Company under or in connection with this Agreement shall have been incorrect in any material respect when made or deemed made or if the Company fails to perform or comply with any covenant or agreement contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly signed as of the date first above written.

BISON CAPITAL EQUITY PARTNERS II-A, L.P.

By: BISON CAPITAL PARTNERS II, LLC, its general partner

By:	/s/ Douglas B . Trussler
Name: Douglas B. Trussler
Title: Managing Member

BISON CAPITAL EQUITY PARTNERS II-B, L.P.

By: BISON CAPITAL PARTNERS II, LLC, its general partner

By:	/s/ Douglas B . Trussler
Name: Douglas B. Trussler
Title: Managing Member

THE CENTER FOR WOUND HEALING, INC.

By:	/s/ Andrew G. Barnett
Name: Andrew G. Barnett
Title: Chief Executive Officer